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                                                                   EXHIBIT 99.1

                               November 14, 2003

Board of Directors
Community Bancshares, Inc.
Post Office Box 1000
Blountsville, AL 35031

Dear Board Members:

         This is to inform you that, effective immediately, I am taking a leave of absence from my position and duties as a director of Community Bancshares, Inc., Blountsville, Alabama. This leave of absence will remain in effect until the final disposition of the charges in the indictment issued against me by the grand jury in the United States District Court for the Northern District of Alabama on October 29, 2003.

         During the term of my leave of absence, I agree not to vote for a director, serve as an officer, director or otherwise participate in any manner in the conduct of the affairs of Community Bancshares, Inc., any nonbank subsidiary thereof, Community Bank, Blountsville, Alabama or any institution specified in section 8(e)(7)(A) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1818(e)(7)(A)).

         In the event that my term of office as a director of Community Bancshares, Inc. ends before the final disposition of the indictment, I will not seek or accept a new term as a director of Community Bancshares, Inc.

                               Sincerely,

                               /s/ Kennon R. Patterson, Sr.

                               Kennon R. Patterson, Sr.

KRP:jo

cc:      Mr. Dwight Blackwood
         Federal Reserve Bank of Atlanta